Exhibit 99.2

THE SONIC FUND II, L.P. ISSUES PRESENTATION CORRECTING ADVERUM’S MISSTATEMENTS

Highlights Numerous Mischaracterizations in Adverum’s Recent Investor Presentation
Sonic’s Sole Aim in this Contest is for Adverum to Have Best Board Possible to Ensure Development and Approval of Company’s Potentially Life-Changing Treatment
Urges Stockholders to Vote on the GREEN Proxy Card Today to Elect Sonic’s Three Independent Director Nominees to Drastically Improve Board
Honolulu, HI – April 26, 2021 – The Sonic Fund II, L.P. (“Sonic”), which beneficially owns approximately 6.8% of the outstanding common stock of Adverum Biotechnologies, Inc. (NASDAQ: ADVM) (the “Company” or “Adverum”), today issued a supplemental presentation detailing – and correcting – a number of the Company’s recent misstatements. Sonic has nominated three independent, highly qualified director candidates – Jean Bennett, Jodi Cook and Herbert Hughes (the “Nominees”) – for election to the Adverum Board of Directors (the “Board”) at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”).

The presentation, entitled “Adverum’s Myths: Correcting the Record,” is available at: https://www.saveadverum.com/investor-materials.

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